                                                                      EXHIBIT 19

                        AMERICAN BUSINESS PRODUCTS, INC.
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(LOGO)

TO OUR SHAREHOLDERS:

Record sales and earnings were achieved for both the third quarter and the first nine months of 1995. Net income increased 35% for the quarter as sales gained almost 14%. For the nine months, net income rose 43% and sales increased nearly 13%.

Our quarterly sales reached a record $157.2 million, up 13.7% over the third quarter last year. Net income increased 34.9% to $6.0 million, or $.37 per share versus $.28 per share for the quarter last year, adjusted for the 3-for-2 stock split paid on June 15, 1995.

Sales for the first nine months advanced 12.6% to a record $471.0 million. Net income increased 43% to a record $17.9 million, or $1.11 per share compared with $.78 per share for the period last year.

These record results, along with improved margins, are all the more significant since our profits were affected by costs associated with closing three facilities of our business supplies operations and consolidating them into other plants as part of our ongoing re-engineering program.

Pursuant to our longstanding plan of succession, Thomas R. Carmody, ABP Chairman and Chief Executive Officer, announced today on his fortieth anniversary with the Company, that he will relinquish the CEO position, effective December 31, 1995, and continue as Chairman. The Board of Directors appointed Robert W. Gundeck, President and Chief Operating Officer, to the CEO position, effective January 1, 1996.

We are confident these changes will continue ABP's history of growing the business and building value for shareholders. Our company is well positioned for continuing growth in the balance of this year and the future.

Thomas R. Carmody           Robert W. Gundeck
Chairman and                President and
Chief Executive Officer     Chief Operating Officer

October 25, 1995
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
FINANCIAL HIGHLIGHTS (DOLLARS IN THOUSANDS)          THIRD QUARTER          NINE MONTHS
PERIOD ENDED SEPTEMBER 30                           1995       1994       1995       1994
Net sales                                         $157,169   $138,186   $470,978   $418,270
Income before cumulative effect of change in
  accounting principles                              6,019      4,463     17,905     13,128
Income per common share before cumulative effect
  of change in accounting principles                   .37        .28       1.11        .82
Net income                                           6,019      4,463     17,905     12,523
Net income per common share                            .37        .28       1.11        .78
Dividends per common share                             .14       .133        .42        .40

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

                         CONSOLIDATED INCOME STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
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
                                                                 1995             1994
                                                             ------------     ------------
QUARTER ENDED SEPTEMBER 30,
Net Sales..................................................  $    157,169     $    138,186
                                                             ------------     ------------
Cost of Goods Sold.........................................       110,901           97,171
Selling and Administrative Expenses........................        34,309           31,825
                                                             ------------     ------------
                                                                  145,210          128,996
                                                             ------------     ------------
Operating Income...........................................        11,959            9,190
Other Income (Expense):
  Interest expense.........................................        (2,116)          (2,366)
  Miscellaneous -- net.....................................           269              672
                                                             ------------     ------------
Income Before Income Taxes.................................        10,112            7,496
Provision for Income Taxes.................................         4,093            3,033
                                                             ------------     ------------
Net Income.................................................  $      6,019     $      4,463
                                                             =============    =============
Earnings Per Common Share..................................  $        .37     $        .28
Dividends Per Common Share.................................           .14             .133
Average Number of Common Shares Outstanding................    16,361,655       16,034,874

NINE MONTHS ENDED SEPTEMBER 30,
Net Sales..................................................  $    470,978     $    418,270
                                                             ------------     ------------
Cost of Goods Sold.........................................       331,733          293,793
Selling and Administrative Expenses........................       103,668           96,619
                                                             ------------     ------------
                                                                  435,401          390,412
                                                             ------------     ------------
Operating Income...........................................        35,577           27,858
Other Income (Expense)
  Interest expense.........................................        (6,474)          (7,000)
  Miscellaneous -- net.....................................           886            1,407
                                                             ------------     ------------
Income Before Income Taxes and Cumulative Effect of Change
  in Accounting Principles.................................        29,989           22,265
Provision for Income Taxes.................................        12,084            9,137
                                                             ------------     ------------
Income Before Cumulative Effect of Change in Accounting
  Principles...............................................        17,905           13,128
Cumulative Effect of Change in Accounting Principles.......                           (605)
                                                             ------------     ------------
Net Income.................................................  $     17,905     $     12,523
                                                             =============    =============
Per Common Share:
  Income before cumulative effect of change in accounting
     principles............................................  $       1.11     $        .82
  Net income...............................................  $       1.11     $        .78
Dividends Per Common Share.................................          0.42             0.40
Average Number of Common Shares Outstanding................    16,137,287       16,028,151

                                  (Unaudited)

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

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
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
                                                           SEPTEMBER 30,     DECEMBER 31,
                                                               1995              1994
                                                           -------------     ------------
Current Assets
  Cash and cash equivalents..............................    $  16,319         $ 25,997
  Accounts receivable, less allowances of $2,628 and
     $2,379..............................................       82,921           72,536
  Inventories............................................       59,042           51,929
  Other..................................................        2,555            2,250
                                                           -------------     ------------
          Total Current Assets...........................      160,837          152,712
Plant And Equipment -- At Cost
  Land...................................................        5,752            5,983
  Buildings and improvements.............................       55,314           52,011
  Machinery and equipment................................      131,987          127,645
                                                           -------------     ------------
                                                               193,053          185,639
  Less accumulated depreciation..........................      102,308           93,199
                                                           -------------     ------------
                                                                90,745           92,440
Intangible Assets From Acquisitions
  Goodwill, less amortization of $3,534 and $2,605.......       37,071           31,528
  Other, less amortization of $4,574 and $3,973..........        1,853            2,449
                                                           -------------     ------------
                                                                38,924           33,977
Deferred Income Taxes....................................       10,045           10,495
Other Assets.............................................       26,004           22,477
                                                           -------------     ------------
                                                             $ 326,555         $312,101
                                                           ==============    =============
Current Liabilities
  Accounts payable.......................................    $  43,657         $ 41,674
  Salaries and wages.....................................       11,991            9,771
  Profit sharing contributions...........................        4,986            4,397
  Income taxes...........................................                         1,340
  Current maturities of long-term debt...................        6,201            6,237
                                                           -------------     ------------
          Total Current Liabilities......................       66,835           63,419
Long-Term Debt...........................................       66,486           75,144
Supplemental Retirement Benefits.........................       15,281           13,609
Postretirement and Postemployment Benefits...............       22,577           22,448
Stockholders' Equity
  Common stock -- $2 par value; authorized 50,000,000
     shares, issued 16,561,641 and 10,784,229 shares.....       33,123           21,569
  Additional paid-in capital.............................        5,493              118
  Retained earnings......................................      119,151          118,095
  Foreign currency translation adjustment................          179               64
                                                           -------------     ------------
                                                               157,946          139,846
  Less 193,394 and 121,478 shares of Common Stock in
     treasury -- at cost.................................        2,570            2,365
                                                           -------------     ------------
                                                               155,376          137,481
                                                           -------------     ------------
                                                             $ 326,555         $312,101
                                                           ==============    =============

                                  (Unaudited)

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